Exhibit 99.1

CLAIRE’S STORES, INC. REPORTS SEPTEMBER
COMPARABLE STORE SALES INCREASE TEN PERCENT;
UPDATES THIRD QUARTER GUIDANCE

     PEMBROKE PINES, FL., October 7, 2004. Claire’s Stores, Inc. (NYSE:CLE) reported today that comparable store sales for the five weeks ended October 2, 2004 increased ten percent after increasing seven percent during the corresponding five-week period last year. Total sales during the five-week period ended October 2, 2004 increased 13 percent to $105,884,000 compared with $93,911,000 for the comparable five-week period last year.

     Comparable store sales results for September 2004 compared to September 2003 were as follows:

•	Claire’s North America: positive low double digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive mid teens

     For the first eight months of Fiscal 2005, sales increased 15 percent to $791,657,000 compared to sales of $686,236,000 for the comparable period last year. Year to date, comparable store sales increased ten percent compared with an increase of seven percent during the first eight months of Fiscal 2004.

     Bonnie Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “We are pleased to be reporting another positive month of comparable store sales in our international operation, which consists of our stores in the United Kingdom, Ireland, France, Switzerland, Austria and Germany (the latter three, collectively referred to as SAG). SAG is continuing to perform extremely well and to serve as the venue in which we have made the most substantial progress in our international rollout of our best practices and procedures. Our operations in the United Kingdom and Ireland exceeded our internal plan, providing us with further evidence that our activities there are driving sales. France remains a work in progress. However, we are seeing improved results and we remain optimistic about its future.”

     Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores, Inc. said, “Our North American performance in September was characterized by a swing in business. As expected, we benefited from the shift of Labor Day into September. At the same time, the disruption caused by the various hurricanes plus unseasonably warm temperatures in certain regions of the country negatively impacted sales of fall merchandise. Please note that business lost due to hurricane related store closures does not affect our comparable store sales calculations, since closed stores are excluded from the calculation. However, sales were impacted by a large number of store closures and diminished store traffic in the days leading up to and following the various hurricanes hitting the eastern part of the country.”

     In light of these events, the Company now expects consolidated comparable store sales for the third fiscal quarter to be eight to nine percent compared to the nine to ten percent guidance previously issued. Third quarter revenues are now projected to be in the range of $297 to $300 million. Gross margins for the quarter are expected to come in slightly higher than planned and as a result, the Company is continuing to project net income for the quarter at $27 to $29 million, or $0.27 to $0.29 per diluted share. The Company is leaving fourth quarter guidance unchanged.

CLAIRE’S STORES, INC.

(Monthly Sales in 000’s)

			TOTAL	COMP. STORE
REPORTING PERIOD	FY 2005	FY 2004	CHANGE	CHANGE
February	$82,229	$66,858	23%	15%
March	$105,782	$90,806	16%	10%
April	$93,952	$82,092	14%	9%
May	$89,239	$78,258	14%	10%
June	$116,757	$101,072	16%	11%
July	$98,824	$85,619	15%	9%
August	$98,990	$87,620	13%	7%
September	$105,884	$93,911	13%	10%
Year-to-Date	$791,657	$686,236	15%	10%

Company Overview

Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of September 30, 2004, Claire’s Stores, Inc. operated approximately 2,830 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria and Germany. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 142 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $25 billion specialty retailer headquartered in Japan. The Company also licenses 55 stores in the Middle East under a licensing and merchandising agreement with Al Shaya Co., Ltd. and two stores in South Africa under similar agreements with The House of Busby Limited.

Forward-looking Statements

This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic, political and social conditions such as war, political unrest and terrorism; natural disasters; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 31, 2004. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.

Additional Information:

Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.

Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com